UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 17, 2008
Date of Report (Date of earliest event reported)

GENESIS MICROCHIP INC.
(Exact name of registrant as specified in its charter)

Delaware	000-33477	77-0584301
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2525 Augustine Drive
Santa Clara, CA 95054
(Address of principal executive offices, including zip code)

(408) 919-8400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01     Changes in Control of Registrant.
     As previously disclosed, on December 10, 2007, the Company, STMicroelectronics N.V. (“Parent”) and Sophia Acquisition Corp. (“Purchaser”), a wholly-owned subsidiary of Parent, entered into an Agreement and Plan of Merger (the “Merger Agreement”).
     Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser offered to purchase all outstanding shares of the Company’s Common Stock (the “Common Stock”), including the Series A Preferred Stock purchase rights (the “Rights”, and together with the Common Stock, the “Shares”) issued pursuant to the Preferred Stock Rights Agreement (the “Rights Agreement”), dated as of June 27, 2002, as amended by Amendment to the Rights Agreement, dated as of March 16, 2003, and as further amended by Amendment No. 2 to the Rights Agreement, dated as of December 10, 2007, between the Company and Mellon Investor Services LLC, at a price of $8.65 per Share, net to the holder thereof in cash, without interest, less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 18, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as amended or supplemented, constitute the “Offer”).
     Upon the expiration of the initial offering period of the Offer at 12:00 midnight, New York City time, on Wednesday, January 16, 2008, Offeror accepted for payment approximately 34.6 million Shares (including approximately 2.3 million shares tendered by notice of guaranteed delivery) representing approximately 91.0% of the outstanding Shares. On January 17, 2008, Offeror commenced a subsequent offering period for all remaining untendered Shares, during which time stockholders may tender Shares for purchase at the Offer Price on the same terms and subject to the same conditions set forth in the Offer, except that Shares tendered during the subsequent offering period may not be withdrawn. Offeror will immediately accept for payment all Shares properly tendered, as they are tendered, during the subsequent offering period and will pay the tendering stockholders promptly after acceptance. The subsequent offering period will expire at 5:00 p.m., New York City time, on Wednesday, January 23, 2008, unless extended by Offeror.
     Based on the per Share consideration of $8.65 and the number of Shares validly tendered and accepted for payment at the end of the initial offering period (including shares tendered by notice of guaranteed delivery), as of January 16, 2007, the value of the Shares purchased by Offeror in connection with the Offer was approximately $299 million. The funds used by Offeror to purchase the Shares were from cash on hand.
     Pursuant to the terms and conditions of the Merger Agreement, Offeror will be merged with and into the Company (the “Merger”) as soon as practicable after the expiration of the subsequent offering period (as it may be extended). In connection with the Merger, each outstanding Share not tendered in the Offer (other than Shares held by the Company, Parent and Offeror and Shares held by stockholders who properly perfect appraisal rights under Delaware law) will be converted into the right to receive the Offer Price. Following the consummation of the Merger, the Company will continue as the surviving corporation and be a wholly-owned subsidiary of Parent.

     Pursuant to the terms of the Merger Agreement, Offeror is entitled to designate up to such number of directors, rounded up to the next whole number (but in no event more than one less than the total number of directors on the Company’s Board of Directors (the “Board”)), on the Board as shall give Offeror representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares owned by Offeror or any affiliate of Offeror following such purchase bears to the total number of Shares then outstanding. Offeror has informed the Company that it does not intend to exercise this entitlement to appoint its designees to the Company’s board of directors at this time. Offeror did, however, reserve the right to exercise such entitlement at any time prior to the closing of the Merger, as permitted by the Merger Agreement.
     To the knowledge of the Company, except as set forth herein, there are no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a further change in control of the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS MICROCHIP INC.
Date: January 18, 2008	/s/ Elias Antoun
Elias Antoun
President and Chief Executive Officer